As filed with the Securities and Exchange Commission on December 31, 2015

File No. 811-21824

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM N-1A

REGISTRATION STATEMENT UNDER THE INVESTMENT COMPANY ACT OF 1940 |X|

Amendment No. 18 [X]

MOUNT VERNON SECURITIES LENDING TRUST

(Exact Name of Registrant as Specified in Charter)

800 Nicollet Mall, Minneapolis, Minnesota 55402

(Address of Principal Executive Offices) (Zip Code)

(612) 303-7987

(Registrant's Telephone Number, Including Area Code)

Richard J. Ertel

Secretary

800 Nicollet Mall, BC-MN-H04N

Minneapolis, Minnesota 55402

(Name and Address of Agent for Service)

EXPLANATORY NOTE

This Amendment No. 18 to the Registration Statement of Mount Vernon Securities Lending Trust (the “Registrant”) on Form N-1A (File No. 811-21824) (the “Registration Statement”) is being filed to amend certain information contained in the Registrant’s Amendment No. 16 under the Investment Company Act of 1940, as amended (the “1940 Act”), filed on April 30, 2015.

This Registration Statement has been filed by the Registrant pursuant to Section 8(b) of the 1940 Act. However, beneficial interests in the Registrant are not registered under the Securities Act of 1933 (the "1933 Act") because such interests are issued solely in private placement transactions that do not involve any "public offering" within the meaning of Section 4(2) of the 1933 Act. Investments in the Registrant may only be made by "accredited investors" within the meaning of Regulation D under the 1933 Act. This Registration Statement does not constitute an offer to sell, or the solicitation of an offer to buy, within the meaning of the 1933 Act, any beneficial interests in the Registrant.

This Registration Statement has been prepared as a single document consisting of Parts A, B and C, none of which is to be used or distributed as a stand-alone document.

Mount Vernon Securities Lending Prime Portfolio

a Series of

Mount Vernon Securities Lending Trust

To the extent not amended by this Amendment No. 18 to the Registrant’s Registration Statement on Form N-1A (File No. 811-21824), the Registrant hereby incorporates in its entirety both Part A and Part B of Amendment No. 16 to the Registrant’s Registration Statement on Form N-1A, filed on April 30, 2015, and hereby designates each such Part, as amended on June 1, 2015 (Amendment No. 17), as constituting in its entirety Part A and Part B, respectively, of this Amendment No. 18.

The following replaces the table under the section entitled “Management of the Trust—Independent Trustees” on pages 23-25 of Part B of the Registration Statement:

Name, Address and Year of Birth	Position Held with the Trust	Term of Office and Length of Time Served	Principal Occupation During Past 5 Years and Other Relevant Experience[1]	Number of Portfolios in Fund Complex Overseen by Trustee	Other Directorships Held by Trustee[2]
David K. Baumgardner P.O. Box 1329 Minneapolis, Minnesota 55440-1329 (1956)	Trustee	Term expiring earlier of death, resignation, removal, disqualification, or successor duly elected and qualified. Trustee of the Trust since January 2016	CFO, Smyth Companies, LLC (commercial package printing) (1990 to present). Formerly, Certified Public Accountant at a large regional CPA firm (1978-1986). Independent Director, First American Fund Complex since 2016	First American Funds Complex: 2 registered investment companies, including 6 portfolios	None

Mark E. Gaumond P.O. Box 1329 Minneapolis, Minnesota 55440-1329 (1950)	Trustee	Term expiring earlier of death, resignation, removal, disqualification, or successor duly elected and qualified. Trustee of the Trust since January 2016	Retired. Formerly, Senior Vice Chair (Americas), Ernst & Young LLP (2006 – 2010). Certified Public Accountant and member of the American Institute of Certified Public Accountants. Director, Fishers Island Development Corporation and the Walsh Park Benevolent Corporation. Former Director, Cliffs Natural Resources and The California Academy of Sciences. Independent Director, First American Fund Complex since 2016	First American Funds Complex: 2 registered investment companies, including 6 portfolios	Director, Booz Allen Hamilton Holding Corporation (management and technology consulting); Director, Raynonier Advanced Materials, Inc. (materials manufacturer)

Roger A. Gibson P.O. Box 1329 Minneapolis, Minnesota 55440-1329 (1946)	Trustee	Term expiring earlier of death, resignation, removal, disqualification, or successor duly elected and qualified. Trustee of the Trust since September 2005	Director, Charterhouse Group, Inc., a private equity firm, since October 2005; Advisor/Consultant, Future Freight™, a logistics/supply chain company; non-profit board member; prior to retirement in 2005, served in several executive positions for United Airlines, including Vice President and Chief Operating Officer – Cargo; Independent Director, First American Funds Complex since 1997	First American Funds Complex: 2 registered investment companies, including 6 portfolios	Trustee, Diversified Real Asset Income Fund (investment company) since September 2014

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Name, Address and Year of Birth	Position Held with the Trust	Term of Office and Length of Time Served	Principal Occupation During Past 5 Years and Other Relevant Experience[1]	Number of Portfolios in Fund Complex Overseen by Trustee	Other Directorships Held by Trustee[2]
Leonard W. Kedrowski P.O. Box 1329 Minneapolis, Minnesota 55440-1329 (1941)	Chair; Trustee	Chair term three years. Director term expiring earlier of death, resignation, removal, disqualification, or successor duly elected and qualified. Chair of the Trust’s Board since January 2011; Trustee of the Trust since September 2005	Owner and President, Executive and Management Consulting, Inc., a management consulting firm; Chief Executive Officer, Blue Earth Internet, a web site development company; Board member, GC McGuiggan Corporation (dba Smyth Companies), a label printer; Member, investment advisory committee, Sisters of the Good Shepherd; Certified Public Accountant; former Vice President, Chief Financial Officer, Treasurer, Secretary, and Director, Andersen Windows, a large privately-held manufacturer of wood windows; former Director, Protection Mutual Insurance Company, an international property and casualty insurer; Independent Director, First American Funds Complex since 1993	First American Funds Complex: 2 registered investment companies, including 6 portfolios	Trustee, Diversified Real Asset Income Fund (investment company) since September 2014

Richard K. Riederer P.O. Box 1329 Minneapolis, Minnesota 55440-1329 (1944)	Trustee	Term expiring earlier of death, resignation, removal, disqualification, or successor duly elected and qualified. Trustee of the Trust since September 2005	Owner and Chief Executive Officer, RKR Consultants, Inc., a consulting company providing advice on business strategy, mergers and acquisitions; Certified Financial Analyst; non-profit board member; former Director, Cliffs Natural Resources, Inc.; former Chief Executive Officer and President, Weirton Steel Corporation; former Vice President and Treasurer, Harnischfeger Industries, a capital machinery manufacturer; former Treasurer and Director of Planning, Allis Chalmers Corporation, an equipment manufacturing company; former Chairman, American Iron & Steel Institute, a North American steel industry trade association; Independent Director, First American Funds Complex since 2001 and Firstar Funds 1988-2001	First American Funds Complex: 2 registered investment companies, including 6 portfolios	Trustee, Diversified Real Asset Income Fund (investment company) since September 2014; Director, Cliffs Natural Resources, Inc. (producer of iron ore pellets and coal) through September 2014

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Name, Address and Year of Birth	Position Held with the Trust	Term of Office and Length of Time Served	Principal Occupation During Past 5 Years and Other Relevant Experience[1]	Number of Portfolios in Fund Complex Overseen by Trustee	Other Directorships Held by Trustee[2]
James M. Wade P.O. Box 1329 Minneapolis, Minnesota 55440-1329 (1943)	Trustee	Term expiring earlier of death, resignation, removal, disqualification, or successor duly elected and qualified. Trustee of the Trust since September 2005	Owner and President, Jim Wade Homes, a homebuilding company; formerly, Vice President and Chief Financial Officer, Johnson Controls, Inc.; Independent Director, First American Funds Complex since 2001 and Firstar Funds 1988-2001	First American Funds Complex: 2 registered investment companies, including 6 portfolios	Trustee, Diversified Real Asset Income Fund (investment company) since September 2014

_____________________

1	Includes each Trustee’s principal occupation during the last five years and other information relating to the experience, attributes, and skills relevant to each Trustee’s qualifications to serve as a Trustee, which contributed to the conclusion that each Trustee should serve as a Trustee for the Trust.
2	Includes only directorships in a company with a class of securities registered pursuant to Section 12 of the Securities Exchange Act of 1934 (the “Exchange Act”) or subject to the requirements of Section 15(d) of the Exchange Act, or any company registered as an investment company under the 1940 Act held at any time during the past five years.

The following replaces the tables under the section entitled “Management of the Trust—Board Leadership Structure” on pages 27-29 of Part B of the Registration Statement:

Committee	Committee Function	Committee Members	Number of Fund Complex Committee Meetings Held During the Trust’s Fiscal Year Ended 12/31/2014
Audit Committee	The purposes of the Committee are (1) to oversee the Portfolio’s accounting and financial reporting policies and practices, their internal controls and, as appropriate, the internal controls of certain service providers; (2) to oversee the quality of the Portfolio’s financial statements and the independent audit thereof; (3) to assist Board oversight of the Portfolio’s compliance with legal and regulatory requirements; and (4) to act as a liaison between the Portfolio’s independent auditors and the full Board. The Audit Committee, together with the Board, has the ultimate authority and responsibility to select, evaluate and, where appropriate, replace the outside auditor (or to nominate the outside auditor to be proposed for shareholder approval in any proxy statement).	Roger A. Gibson (Chair) David K. Baumgardner[1] Mark E. Gaumond[1] Leonard W. Kedrowski Richard K. Riederer James M. Wade	8

Governance Committee	The Committee has responsibilities relating to (1) Board and Committee composition (including interviewing and recommending to the Board nominees for election as Trustees; reviewing the independence of all independent Trustees; reviewing Board composition to determine the appropriateness of adding individuals with different backgrounds or skills; recommending a successor to the Board Chair when a vacancy occurs; consulting with the Board Chair on Committee assignments; and in anticipation of the Board’s request for shareholder approval of a slate of Trustees, recommending to the Board the slate of Trustees to be presented for Board and shareholder approval); (2) Committee structure (including, at least annually, reviewing each Committee’s structure and membership; (3) Trustee education (including developing an annual education calendar; monitoring independent Trustee attendance at educational seminars and conferences; developing and conducting orientation sessions for new independent Trustees; and managing the Board’s education program in a cost-effective manner); and 4) governance practices (including reviewing and making recommendations regarding Trustee compensation and Trustee expenses; monitoring Trustee investments in the Portfolio; monitoring compliance with Trustee retirement policies; if requested, assisting the Board Chair in overseeing self-evaluation process; in collaboration with outside counsel, developing policies and procedures addressing matters which should come before the Committee in the proper exercise of its duties; reviewing applicable new industry reports as they are published; reviewing and recommending changes in Board governance policies, procedures and practices; reporting the Committee’s activities to the Board and making such recommendations; reviewing and, as appropriate, recommending that the Board make changes to the Committee’s charter).	Richard K. Riederer (Chair) David K. Baumgardner[1] Mark E. Gaumond[1] Roger A. Gibson Leonard W. Kedrowski James M. Wade	4

1   Messrs. Baumgardner and Gaumond were appointed to serve as Trustees effective January 1, 2016.

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Name of Trustee	Dollar Range of Equity Securities in the Trust as of 12/31/2014	Aggregate Dollar Range of Equity Securities in the Fund Complex as of 12/31/2014
David K. Baumgardner[2]	-	-
Mark Gaumond[2]	-	-
Roger A. Gibson	$0	None
John P. Kayser[1]	$0	$10,001-$50,000
Leonard W. Kedrowski	$0	None
Richard K. Riederer	$0	None
James M. Wade	$0	$1-$10,000

_____________________
1   John P. Kayser resigned as a Trustee on February 24, 2015.
2   Messrs. Baumgardner and Gaumond were appointed to serve as Trustees effective January 1, 2016.

The following replaces the paragraph on page 30 under the section entitled “Trustee Qualifications” under “Item 17. Management of the Trust” of Part B of the Registration Statement.

Trustee Qualifications

The Board has determined that each Trustee should serve or continue to serve as such based on several factors (none of which alone is decisive). All Trustees have served in such role since the Trust’s inception in 2005 with the exception of Messrs. Baumgardner and Gaumond who were appointed effective January 1, 2016. The Board determined that each Trustee is knowledgeable or will come knowledgeable regarding the Trust’s business and service provider arrangements. In addition, each Trustee other than Messrs. Baumgardner and Gaumond has served for a number of years as a director of other funds in the Fund Complex, as indicated in the “Independent Trustees” table above. Among the factors the Board considered when concluding that an individual should serve on the Board were the following: (i) the individual’s business and professional experience and accomplishments; (ii) the individual’s ability to work effectively with other members of the Board; (iii) the individual’s prior experience, if any, serving on the boards of public companies and other complex enterprises and organizations; and (iv) how the individual’s skills, experiences and attributes would contribute to an appropriate mix of relevant skills, diversity and experience on the Board. The Board believes that, collectively, the Trustees have balanced and diverse qualifications, skills, experiences, and attributes, which allow the Board to operate effectively in governing the Trust and protecting the interests of shareholders. Information about the specific qualifications, skills, experiences, and attributes of each Trustee, which in each case contributed to the Board’s conclusion that the Trustee should serve (or continue to serve) as trustee of the Trust, is provided in the “Independent Trustees” table above.

The following replaces the first paragraph on page 30 under the section entitled “Trustee Compensation” under “Item 17. Management of the Trust” and the table on page 31 of Part B of the Registration Statement.

Effective January 1, 2016, the Fund Complex pays Trustees who are not paid employees or affiliates of the funds in the Fund Complex (each a “Fund” and collectively the “Funds”) an annual retainer of $165,000 ($250,000 in the case of the Chair). The Audit Committee Chair receives an additional annual retainer of $15,000 and the Governance Committee Chair receives an additional annual retainer of $12,000. Prior to January 1, 2016, Trustees were paid an annual retainer of $145,000 ($217,500 in the case of the Chair). The Audit Committee Chair and Governance Committee Chair each received an additional annual retainer of $11,250. Prior to January 1, 2015, Trustees were paid an annual retainer of $120,000 ($198,750 in the case of the Chair). The Audit Committee Chair and Governance Committee Chair each received an additional annual retainer of $11,250. Prior to October 6, 2014 (the date when their service as directors of the First American closed-end funds ended), Trustees were paid an annual retainer of $160,000 ($265,000 in the case of the Chair). The Audit Committee Chair and Governance Committee Chair each received an additional annual retainer of $15,000.

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Compensation during Fiscal Year Ended December 31, 2014

Name of Person, Position	Aggregate Compensation From Trust [1]	Pension or Retirement Benefits Accrued as Part of Trust Expenses	Estimated Annual Benefits Upon Retirement	Total Compensation from Trust and Fund Complex Paid to Trustees [2]

David K. Baumgardner, Trustee[3]	-	-	-	-
Mark E. Gaumond, Trustee[3]	-	-	-	-
Roger A. Gibson, Trustee	-0-	-0-	-0-	$164,063
John P. Kayser, Trustee[4]	-0-	-0-	-0-	$150,000
Leonard W. Kedrowski, Chair	-0-	-0-	-0-	$248,438
Richard K. Riederer, Trustee	-0-	-0-	-0-	$164,063
James M. Wade, Trustee	-0-	-0-	-0-	$150,000

______________________

1	USBAM pays all compensation due to Trustees for their services to the Trust. The following amounts were paid to Trustees by USBAM, on behalf of the Trust: Roger A. Gibson, $14,844; John P. Kayser, $13,571; Leonard W. Kedrowski, $22,478; Richard K. Riederer, $14,844; and James M. Wade, $13,571.
2	Included in the Total Compensation from the Trust and Fund Complex is compensation paid to Trustees by USBAM, as described in note (1) above, and amounts paid by First American Funds, Inc. and the former First American closed-end funds.
3	David K. Baumgardner and Mark E. Gaumond were appointed to serve as Trustees effective January 1, 2016.
4	John P. Kayser resigned as a Trustee on February 24, 2015.

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PART C

ITEM 28. EXHIBITS

(a)(1)	Amended and Restated Certificate of Trust dated October 14, 2005. (Incorporated by reference to Exhibit (a)(1) to the registration statement on Form N-1A, filed October 17, 2005 (File No. 811-21824).)

(a)(2)	Agreement and Declaration of Trust dated October 17, 2005. (Incorporated by reference to Exhibit (a)(2) to the registration statement on Form N-1A, filed October 17, 2005 (File No. 811-21824).)

(b)	By-Laws. (Incorporated by reference to Exhibit (b) to the registration statement on Form N-1A, filed April 25, 2007 (File No. 811-21824).)

(c)	None.

(d)	Investment Advisory Agreement between Mount Vernon Securities Lending Trust and USBAM, Inc. dated September 21, 2005. (Incorporated by reference to Exhibit (d) to the registration statement on Form N-1A, filed October 17, 2005 (File No. 811-21824).)

(e)	Not Applicable.

(f)	None.

(g)(1)	Custodian Agreement between Mount Vernon Securities Lending Trust and U.S. Bank National Association dated September 21, 2005. (Incorporated by reference to Exhibit (g) to the registration statement on Form N-1A, filed October 17, 2005 (File No. 811-21824).)

(g)(2)	Amendment to Custody Agreement between Mount Vernon Securities Lending Trust and U.S. Bank National Association dated February 19, 2009. (Incorporated by reference to Exhibit (g)(2) to the registration statement on Form N-1A, filed April 30, 2009 (File No. 811-21824).)

(h)(1)	Administration Agreement between Mount Vernon Securities Lending Trust and USBAM, Inc. dated September 21, 2005. (Incorporated by reference to Exhibit (h) to the registration statement on Form N-1A, filed October 17, 2005 (File No. 811-21824).)

(h)(2)	Sub-Administration Agreement between USBAM, Inc. and U.S. Bancorp Fund Services, LLC dated June 1, 2007. (Incorporated by reference to Exhibit (h)(2) to the registration statement on Form N-1A, filed January 15, 2008 (File No. 811-21824).)

(i)	Not Applicable.

(j)	Not Applicable.

(k)	Not Applicable.

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(l)	None.

(m)	None.

(n)	None.

(o)	Reserved.

(p)(1)	First American Funds Code of Ethics adopted under Rule 17j-1 of the Investment Company Act of 1940 and Section 406 of the Sarbanes-Oxley Act. (Incorporated by reference to Exhibit (p)(1) to the registration statement on Form N-1A, filed April 30, 2015 (File No. 811-21824).)

(p)(2)	U.S. Bancorp Asset Management, Inc. Code of Ethics adopted under Rule 17j-1 of the Investment Company Act of 1940. (Incorporated by reference to Exhibit (p)(2) to the registration statement on Form N-1A, filed April 30, 2015 (File No. 811-21824).)

ITEM 29. PERSONS CONTROLLED BY OR UNDER COMMON CONTROL WITH REGISTRANT

The Registrant is not directly or indirectly controlled by or under common control with any person other than the Trustees and the investment companies for which the Trustees collectively serve as Directors. It does not have any subsidiaries.

ITEM 30. INDEMNIFICATION

Except as set forth in Section 5.2 of the Declaration of Trust, the Trust shall indemnify any person described in Section 5.2 of the Certificate of Trust (“indemnitee”), for covered expenses (expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by an indemnitee in connection with a covered proceeding) in any covered proceeding (any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, to which an indemnitee is or was a party or is threatened to be made a party), whether or not there is an adjudication of liability as to such indemnitee, if a determination has been made that the indemnitee was not liable by reason of disabling conduct, as described in Section 5.2 of the Certificate of Trust, by (i) a final decision of the court or other body before which the covered proceeding was brought; or (ii) in the absence of such decision, a reasonable determination, based on a review of the facts, by either (a) the vote of a majority of a quorum of Trustees who are neither "interested persons", as defined in the 1940 Act nor parties to the covered proceeding or (b) an independent legal counsel in a written opinion; provided that such Trustees or counsel, in reaching such determination, may need not presume the absence of disabling conduct on the part of the indemnitee by reason of the manner in which the covered proceeding was terminated.

Covered expenses incurred by an indemnitee in connection with a covered proceeding shall be advanced by the Trust to an indemnitee prior to the final disposition of a covered proceeding upon the request of the indemnitee for such advance and the undertaking by or on behalf of the indemnitee to repay the advance unless it is ultimately determined that the indemnitee is entitled to indemnification thereunder but only if one or more of the following is the case: (i) the indemnitee shall provide a security for such undertaking; (ii) the Trust shall be insured against losses arising out of any lawful advances; or (iii) there shall have been a determination, based on a review of the readily available facts (as opposed to a fully trial-type inquiry) that there is a reason to believe that the indemnitee ultimately will be found entitled to indemnification by either independent legal counsel in a written opinion or by the vote of a majority of a quorum of trustee who are neither "interested persons” as defined in the 1940 Act nor parties to the covered proceeding.

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Nothing contained in the Declaration of Trust shall be deemed to affect the right of the Trust and/or any indemnitee to acquire and pay for any insurance covering any or all indemnitees to the extent permitted by the 1940 Act or to affect any other indemnification rights to which any indemnitee may be entitled to the extent permitted by the 1940 Act.

ITEM 31. BUSINESS AND OTHER CONNECTIONS OF INVESTMENT ADVISOR

See “Management of the Trust” in Part B. Information as to the trustees and officers of USBAM is included in its Form ADV filed with the SEC and is incorporated herein by reference thereto.

ITEM 32. PRINCIPAL UNDERWRITERS

Not Applicable.

ITEM 33. LOCATION OF ACCOUNTS AND RECORDS

All accounts, books, records and documents of the Registrant required pursuant to Section 31(a) of the 1940 Act and the rules promulgated thereunder are located in whole or in part, as the offices of the Registrant and the following locations:

U.S. Bancorp Asset Management, Inc. (Investment Advisor, Administrator, and Transfer Agent)

800 Nicollet Mall, Minneapolis, Minnesota 55402

U.S. Bank National Association (Custodian)

1555 N. Rivercenter Drive, Suite 302, MK-WI-S302, Milwaukee, Wisconsin 53212

ITEM 34. MANAGEMENT SERVICES

None.

ITEM 35. UNDERTAKINGS

Not Applicable.

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SIGNATURES

Pursuant to the requirements of the Investment Company Act of 1940, the Registrant, Mount Vernon Securities Lending Trust, has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereto duly authorized, in the City of Minneapolis and State of Minnesota on the 31st day of December, 2015.

MOUNT VERNON SECURITIES LENDING TRUST

By:	/s/ Eric J. Thole
Eric J. Thole
President

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